Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDICINOVA, INC., CLOSES INITIAL PUBLIC OFFERING

San Diego, February 8, 2005 – MediciNova, Inc. announced today that it has closed its initial public offering of 30,000,000 shares of its common stock, at a price of ¥400, or approximately $3.88, per share. The initial public offering was managed by Daiwa Securities SMBC Co. Ltd., of Tokyo, Japan. In connection with the offering, the underwriters have an over-allotment option, exercisable until March 4, 2005, to purchase an additional 4,500,000 shares of the Company’s common stock, solely to cover over-allotments. Total proceeds (net of underwriting discount and not including the possible exercise of the underwriters’ over-allotment option) from the sale were $107.7 million.

This press release is not an offer to sell, nor the solicitation of any offer to buy, any securities. The offering was conducted in Japan and the shares went public on the Hercules Market of the Osaka Securities Exchange. No part of the initial distribution was made in the United States and no U.S. broker-dealer was part of the underwriting syndicate.

MediciNova is a specialty pharmaceutical company focused on acquiring, developing and commercializing innovative pharmaceutical products for a variety of diseases and conditions. For more information about MediciNova, visit http://www.medicinova.com. MediciNova is located at 4350 La Jolla Village Drive, Suite 950, San Diego, CA 92122, telephone: (858) 373-1500.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.